Alternative Investment

Strategies

WORLD MONITOR TRUST II—

SERIES D

MONTHLY REPORT/

FEBRUARY 27, 2004

WORLD MONITOR TRUST II—SERIES D

Dear Interest Holder:

Enclosed is the report for the period from January 31, 2004 to February 27, 2004 for World Monitor Trust II-Series D (“Series D”). The net asset value of a unit as of February 27, 2004 was $113.06 a decrease of 3.19% from the January 30, 2004 value of $116.78. The calendar year-to-date return for Series D was an increase of 4.26% as of February 27, 2004.

The estimated net asset value per interest as of March 25, 2004 was $111.68. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Wachovia Securities Financial Advisor. For account status inquiries, contact Prudential Financial Client Services at (212) 778-2443.

Sincerely yours,

Brian J. Martin

President and Director

PRUDENTIAL SECURITIES

FUTURES MANAGEMENT INC.

Please note that the value which appears on your Wachovia Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS

For the period from January 31, 2004 to February 27, 2004

Revenues:
Realized loss on commodity transactions	$(1,089,345)
Change in unrealized commodity positions	497,641
Interest income	16,112

(575,592)

Expenses:
Commissions	102,328
Incentive fees	122
Management fee	21,296
Other transaction fees	3,377
Other expenses	10,734

137,857

Net loss	$(713,449)

STATEMENT OF CHANGES IN NET ASSET VALUE

For the period from January 31, 2004 to February 27, 2004

	Total	Per Interest
Net asset value at beginning of period (193,357.067 interests)	$22,579,416	$116.78
Net loss	(713,449)
Redemptions	(219,158)

Net asset value at end of period (191,464.971 interests)	$21,646,809	113.06

Change in net asset value per interest		$(3.72)

Percentage change		(3.19)%

I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II—Series D is accurate and complete.

PRUDENTIAL SECURITIES FUTURES MANAGEMENT INC.

by: Ronald J. Ivans

Chief Financial Officer